Exhibit 99.1

Press Release:

[FOR RELEASE, JULY 23, 2003]

Source: LTWC Corporation

Wednesday, July 23, 8:00 a.m. ET

Corporate Communications Contact:

Heather Palmer

LTWC Corporation

hpalmer@ltwccorp.com

Tel. (650) 232-1000 Ext. 223

LTWC Corporation Reaches Agreement with Markado, Inc, For Purchase of LTWC’s Assets

LTWC to Sell Assets through Section 363 Sale Under Chapter 11. Sale to Buyer to Enable LTWC to Maximize Value for Benefit of Customers, Employees, Suppliers and Communities

STAMFORD, Conn., July 23, 2003 / PR Newswire / - LTWC Corporation (OTC: LTWC), — LTWC Corporation and certain subsidiaries announced today that they have reached an agreement for the sale of substantially all of their assets (other than cash and cash equivalents) to Markado, Inc. The proposed sale is pursuant to section 363 of Chapter 11 of the U.S. Bankruptcy Code. The total price to be paid by Markado, Inc. for the acquired assets will be approximately $1.125 million, subject to certain adjustments.

To facilitate the sale, LTWC and certain subsidiaries will file voluntary petitions for relief under Chapter 11 with the U.S. Bankruptcy Court for the District of Delaware today. Under a section 363 asset sale, all of the assets of a company may be sold to a purchaser free and clear of virtually all liens, claims and interests with any liens attaching to the proceeds. The sale of LTWC’s assets to Markado, Inc is subject to Bankruptcy Court approval. LTWC expects to complete the sale to Markado, Inc. within 30 to 60 days.

LTWC has adequate cash balances to fully fund operations during the Chapter 11 proceedings and will file various motions to enable it to meet obligations related to certain customer programs and other similar charges. As in all Chapter 11 cases, subject to court approval, ordinary course post-petition obligations to vendors, employees and others will be satisfied in the normal course of business without the need to obtain further court approval.

Paul A. Goldman, Chief Executive Officer of LTWC, said, “The proposed sale of our assets to Markado, Inc. will allow the LTWC permission based e-mail business to remain a strong competitor and maximize our value for customers, employees and other stakeholders. Markado, Inc. has expressed interest in keeping and investing in our brands and offering employment to substantially all of our employees.”

During the Chapter 11 process LTWC will maintain business as usual. Management does not expect any interruption to the business, and all ordinary course vendors will be paid in the normal course of business for post-petition obligations.  In making its filing to the Bankruptcy Court, Management has concluded that in order to maximize the value to all stakeholders, the Chapter 11 protection is necessary to stabilize LTWC’s business and preserve its value during the process of selling its assets to Markado, Inc.

The Board Of Directors has considered all possible alternatives, and the combination of a bankruptcy filing and an immediate Section 363 sale is the only viable course of action for the Company’s future.  There is not expected to be any recovery for LTWC’s shareholders in the bankruptcy.

About LTWC Corporation:

We provide permission-based e-mail marketing solutions and services that allow our clients to build customer relationships and make real-time business decisions based on campaign results. Our services include: campaign strategy, creative development, customized database management, message distribution, in-depth reporting and response analysis. We are committed to technological excellence and high service standards that result in secure, successful direct marketing e-mail campaigns. Our tracking solutions provide marketing intelligence to clients by tracking and reporting conversion rates of clients’ customers without requiring any modification to the clients’ website. Our clients include category-leading businesses in various industries including publishing, retail/e-tail, advertising and direct marketing. For more information, visit http://www.ltwccorp.com.

Forward-Looking Statements:

This news release contains forward-looking statements, which involve risks and uncertainties. Accordingly, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.